Exhibit 99.1

Lifetime Brands Acquires Creative Tops Limited and Creative Tops Far East Limited
Accretive Acquisition Extends Lifetime's Growing Focus on International Markets

GARDEN CITY, NY, November 06, 2011  -- Lifetime Brands, Inc. (NASDAQ GS: LCUT), a leading global provider of kitchenware, tabletop, home décor and lifestyle products, today announced it has acquired Creative Tops Limited and Creative Tops Far East Limited ("CTFE").

Creative Tops is a leading wholesale provider of tableware, kitchenware and giftware products in the United Kingdom. The company's principal office and distribution facilities are located in Corby, in the East Midlands region of England. CTFE is based in Hong Kong and provides sourcing and other services for Creative Tops and its customers. For its fiscal year ended March 31, 2011, Creative Tops and CTFE had combined net revenues of approximately $42.3 million.

Jeffrey Siegel, Lifetime's Chairman, President and Chief Executive Officer commented,

"The acquisition of Creative Tops and CTFE represents a compelling, multifaceted opportunity that will allow us to accelerate our growth and to strengthen our business.

"Creative Tops is a highly regarded provider of private label and branded housewares products. The company focuses on quality and design, and has an extensive sourcing infrastructure.

"We are impressed by the quality, commitment and passion of Creative Tops' management and expect the continuing management team, under the leadership of Patricia Dawson, to integrate seamlessly into Lifetime's operating structure.

"The acquisition reflects our ongoing commitment to building shareholder value through growth in revenues, net income and diluted earnings per share. Together with Lifetime's established partnerships in North and Central America, this strategic combination creates a global leader in the housewares business with a focus on quality and innovation."

Creative Tops markets its products to department stores, supermarket groups, home and garden centers and other housewares retailers and independent shops in the United Kingdom, and to retailers in Australia, France, Germany, Italy, Ireland, Korea, the Netherlands, New Zealand, Norway, Russia, South Africa, Spain, Taiwan and the United States.

CTFE provides product design, sourcing, quality assurance, ethical compliance and audit, merchandising, logistics, order fulfillment and other services for Creative Tops, as well as for its global retailer partners that choose to develop their own in-line or seasonal offerings and promotions.

Creative Tops' products are sold under retailers' private label brands, under the company's Creative Tops® brand and pursuant to certain licensed trademarks; including V&A®, an assortment that features designs adapted from the extensive archive of the Victoria and Albert Museum, and Royal Botanic Gardens Kew®, a collection of designs based on artwork from the Library at Royal Botanic Gardens, Kew. The company also operates a consumer website www.english-table.com.

The acquisition significantly broadens the geographic scope of Lifetime's business; thereby:

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Enabling Lifetime to accelerate its plans to introduce its key tabletop brands, including Mikasa®, Pfaltzgraff®, Gorham®, International® Silver, Towle® Silversmiths and Wallace®, into key markets in Europe, Asia and South Africa, where Creative Tops has strong relationships with local retailers;

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Enabling Creative Tops to increase its growth and profitability by utilizing Lifetime's experience in designing, sourcing and merchandising kitchenware products to provide its customers with new assortments of branded and private label kitchenware programs;

•	Allowing Creative Tops to expand into new marketing channels by levering Lifetime's B2B and B2C Internet infrastructure;
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Enabling Lifetime and its international partners Grupo Vasconia and Lifetime Brands Canada to introduce Creative Tops' successful lines of tableware, kitchenware and giftware products to retailers in North and Central America;

•	Allowing Lifetime to become a more effective global resource to its key retailer partners.

The acquisition will have no material impact on Lifetime's diluted earnings per share in 2011, and is expected to be accretive to the Company's diluted earnings per share in 2012. The terms of the acquisition were not announced.  Lifetime intends to file a Current Report on Form 8-K on November 8, 2011.

Lifetime was advised by Livingstone Partners, trans-Atlantic corporate finance advisers specializing in cross-border M&A.

Lifetime Brands, Inc.
Lifetime Brands is a global provider of kitchenware, tabletop, home décor, and lifestyle products. The Company markets its products under such well-known kitchenware brands as Farberware®, KitchenAid®, CasaMōda®, Cuisinart®, Cuisine de France®, Hoffritz®, Kamenstein®, Kizmos™, Misto®, Pedrini®, Roshco®, Sabatier® and Vasconia®; respected tabletop brands such as Mikasa®, Pfaltzgraff®, Creative Tops®, Calvin Klein®, Gorham®, International® Silver, Kirk Stieff®, Nautica®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, V&A® and Royal Botanic Gardens Kew®; and leading home décor and lifestyle brands, including Design for Living™, Elements® and Melannco®.

The Company’s corporate website is www.lifetimebrands.com.

Contacts:
Lifetime Brands, Inc.	Lippert/Heilshorn & Assoc.
Laurence Winoker, Chief Financial Officer	Harriet Fried, SVP
516-203-3590	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com